Form of
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of the 14th day of October, 2009 (the “Effective Date”) by and between GulfMark Americas, Inc., a Delaware corporation (the “Company”), and Quintin V. Kneen (the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Company wishes to assure itself of the continued services of the Executive for the period provided in this Agreement, and the Executive wishes to serve in the employ of the Company on the terms and conditions hereinafter provided; and
     WHEREAS, it is in the best interests of the Company and its shareholders to assure that the Company will have the continued attention and dedication of the Executive to his assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a Change of Control (as defined in Section 1 below) of GulfMark Offshore, Inc., a Delaware corporation (“Parent”), which is the sole shareholder of the Company; and
     WHEREAS, it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control; and
     WHEREAS, it is imperative to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations.
     NOW, THEREFORE, in order to accomplish these objectives, and in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
     1. Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated below:
     “Accrued Obligation” shall mean the sum of (1) the Executive’s Annual Base Salary earned through the Date of Termination for periods through but not following his Separation From Service and (2) any accrued vacation pay earned by the Executive, in both cases, to the extent not theretofore paid.
     “Benefit Obligation” shall mean all vested benefits to which the Executive is entitled under the terms of the Company’s employee benefit plans and compensation arrangements in which the Executive is a participant as of the Date of Termination.
     “Board” shall mean the Board of Directors of Parent.
     “Change of Control” shall mean the occurrence of any one or more of the following:

     (a) Change in Board Composition. Individuals who constitute the members of the Board as of the date hereof (the “Incumbent Directors”), cease for any reason to constitute at least a majority of members of the Board; provided that any individual becoming a director of the Parent subsequent to the date hereof shall be considered an Incumbent Director if such individual’s appointment, election or nomination was approved by a vote of at least 50% of the Incumbent Directors; provided further that any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or contests by or on behalf of a “person” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;
     (b) Business Combination. Consummation of (i) a reorganization, merger, consolidation, share exchange or other business combination involving the Parent or any of its subsidiaries or the disposition of all or substantially all the assets of the Parent, whether in one or a series of related transactions, or (ii) the acquisition of assets or stock of another entity by the Parent (either, a “Business Combination”), excluding, however, any Business Combination pursuant to which: (A) individuals who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act), respectively, of the then outstanding shares of common stock of the Parent (the “Outstanding Stock”) and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Parent (the “Outstanding Parent Voting Securities”) immediately prior to such Business Combination beneficially own, upon consummation of such Business Combination, directly or indirectly, more than 50% of the then outstanding shares of common stock (or similar securities or interests in the case of an entity other than a corporation) and more than 50% of the combined voting power of the then outstanding securities (or interests) entitled to vote generally in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) of the Surviving Corporation (as defined below) in substantially the same proportions as their ownership of the Outstanding Stock and Outstanding Parent Voting Securities, immediately prior to the consummation of such Business Combination (that is, excluding any outstanding voting securities of the Surviving Corporation that such beneficial owners hold immediately following the consummation of the Business Combination as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Business Combination other than the Parent); (B) no person (other than the Parent, any subsidiary of the Parent, any employee benefit plan of the Parent or any of its subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Parent or any subsidiary of the Parent) or group (as such term is defined in Rule 13d-3 under the Exchange Act) becomes the beneficial owner of 20% or more of either (x) the then outstanding shares of common stock (or similar securities or interests in the case of entity other than a corporation) of the Surviving Corporation, or (y) the combined voting power of the then outstanding securities (or interests) entitled to vote generally in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation); and (C) individuals who were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination constitute at least a majority of the members of the board of directors (or of any similar governing body in the case of an entity other than a corporation) of the Surviving

Corporation; where for purposes of this subsection (b), the term “Surviving Corporation” means the entity resulting from a Business Combination or, if such entity is a direct or indirect subsidiary of another entity, the entity that is the ultimate parent of the entity resulting from such Business Combination;
     (c) Stock Acquisition. Any person (other than the Parent, any subsidiary of the Parent, any employee benefit plan of the Parent or any of its subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Parent or any subsidiary of the Parent) or group becomes the beneficial owner of 20% or more of either (x) the Outstanding Stock or (y) the Outstanding Parent Voting Securities; provided, however, that for purposes of this subsection (c), no Change of Control shall be deemed to have occurred as a result of any acquisition directly from the Parent; or
     (d) Liquidation. Approval by the stockholders of the Parent of a complete liquidation or dissolution of the Parent (or, if no such approval is required, the consummation of such a liquidation or dissolution).
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Company 401(k) Plan” means the GulfMark Offshore, Inc. 401(k) Plan or any successor plan established by the Company.
     “Executive Deferred Compensation Plan” means the Nonqualified Excess Plan of GM Offshore, Inc. or any successor plan established by the Company.
     “Section 409A” shall mean section 409A of the Code and the final Department of Treasury regulations issued thereunder.
     “Separation From Service” shall have the meaning ascribed to such term in Section 409A.
     “Specified Employee” shall have the meaning ascribed to such term in Section 409A taking into account any elections made and procedures established in resolutions adopted by the Compensation Committee of the Board of Directors of the Company.
     2. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2010 (the “Term”); provided, however, that on such ending date and on each anniversary thereafter, the Term of this Agreement shall automatically be extended for one additional year unless either party shall have given notice at least 120 days prior thereto that such party does not wish to extend the Term.
     3. Terms of Employment. The following terms shall govern the Executive’s employment during the Term:
     (a) Position and Duties.

          (i) During the Term, the Executive shall be employed as the Executive Vice President-Finance and Chief Financial Officer of the Company with corresponding authority, duties and responsibilities.
          (ii) During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Term, it shall not be a violation of this Agreement for the Executive to serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, and manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
     (b) Compensation. During the Term, and prior to the termination of the Executive’s employment as described in Section 4 or 5 hereof, the Executive shall be entitled to the following items of compensation:
          (i) Base Salary. During the Term, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid in equal installments on a semi-monthly basis (less applicable withholding and salary deductions), of $285,000.00. Any discretionary increase in Annual Base Salary during the Term shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase, and the term “Annual Base Salary” as utilized in this Agreement shall refer to Annual Base Salary as so increased.
          (ii) Annual Bonus. During the Term, the Executive shall receive, for each fiscal year of the Company ending during the Term, an annual bonus (the “Annual Bonus”), which shall be paid in cash within 2 1/2 months after the end of each fiscal year for which the Annual Bonus is awarded, in an amount to be determined in accordance with the GulfMark Offshore, Inc. Incentive Compensation Plan (or any applicable successor plan). Any discretionary increase in the Annual Bonus during the Term shall not serve to limit or reduce any other obligation to the Executive under this Agreement.
          (iii) Incentive, Savings and Retirement Plans. During the Term, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
          (iv) Welfare Benefit Plans. During the Term, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and welfare benefit programs provided by the Company and its affiliated companies (including, without limitation, medical, supplemental health, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with such welfare benefit plans and welfare benefit programs to the extent applicable generally to other peer executives of the Company and its affiliated companies.
          (v) Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable out-of-pocket employment expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company and its affiliated companies in effect with respect to other peer executives of the Company and its affiliated companies. The amount of such expenses eligible for reimbursement during the Executive’s taxable year shall not affect such expenses eligible for reimbursement in any other taxable year of the Executive. The Executive’s right to such reimbursement shall not be subject to liquidation or exchange for another benefit.
          (vi) Vacation. During the Term, and subject to the following provisions of this paragraph, the Executive shall be entitled to four (4) weeks paid vacation at the beginning of each fiscal year of the Company. Such vacations shall be taken at such times as are consistent with the reasonable business needs of the Company.
          (vii) Club Membership. During the Term, the Company will pay all reasonable periodic dues for membership in a club to be selected by the Executive. The amount of club membership expenses eligible for reimbursement under this Section 3(b)(vii), or to be paid directly to the club, during the Executive’s taxable year shall not affect such expenses eligible for reimbursement, or direct payments to the club to be provided, in any other taxable year of the Executive. The Executive’s right to reimbursement or direct payments to the club pursuant to this Section 3(b)(vii) shall not be subject to liquidation or exchange for another benefit.
          (viii) Office and Support Staff. During the Term, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to the most favorable of the foregoing provided to other peer executives of the Company and its affiliated companies.
          (ix) Benefits Not in Lieu of Compensation. No benefit or perquisite provided to the Executive shall be deemed to be in lieu of the Executive’s Annual Base Salary, Annual Bonus or other compensation.
     4. Termination of Employment.
     (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. If the Company determines in good faith that the Disability of the Executive has occurred during the Term (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 17(b) hereof of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the

Executive’s duties with the Company on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).
     (b) Termination by the Company for Cause. The Company may terminate the Executive’s employment during the Term for Cause. For purposes of this Agreement, “Cause” shall mean (i) the willful and continued failure by the Executive to substantially perform his duties as an employee of the Company (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured to the Board’s satisfaction within a reasonable period after written notice thereof to Executive, (ii) the Executive being convicted of or a plea of nolo contendere to the charge of a felony (other than a felony involving a traffic violation or as a result of vicarious liability), (iii) the commission by the Executive of a material act of dishonesty or breach of trust resulting or intending to result in personal benefit or enrichment to the Executive at the expense of the Company, or (iv) an unauthorized absence from employment that is not cured to the Board’s satisfaction within five (5) days after written notice thereof to Executive. For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was not in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire authorized membership of the Board at a meeting of the Board (after reasonable notice and an opportunity for the Executive, together with counsel, to be heard before the Board) finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in clauses (i), (ii), (iii) or (iv) of the second sentence of this paragraph and specifying the particulars thereof in detail.
     (c) Voluntary Termination by Executive for Good Reason. The Executive’s employment may be terminated during the Term by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
          (i) the assignment to the Executive of any position, authority, duties or responsibilities inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) or any removal of the Executive from or failure to re-elect the Executive to any of such positions or any other actions by the Company which results in a diminution in such position, authority, duties or responsibilities (except in connection with the termination of the Executive’s employment for Cause, Disability or retirement or as a result of the Executive’s death or by the Executive other than for Good Reason), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
          (ii) a material breach of this Agreement by the Company, provided the Executive gives the Company written notice of the occurrence of the breach which specifically identifies the manner in which the Executive believes that the breach has occurred and which is delivered to the Company within a reasonable period (but in no event more than 30 days) after the Executive has knowledge of the events asserted to give rise to the breach, and the Company fails to correct such breach within a reasonable period (but in no event more than 30 days) after receipt of such notice;
          (iii) relocation of the Executive’s primary work location, without the Executive’s consent, to a location more than 75 miles from the Executive’s primary work location as of the Effective Date;
          (iv) in connection with, as a result of, or within one year following, a Change of Control, the assignment to the Executive of any duties or responsibilities which are substantially diminished as compared to the Executive’s duties and responsibilities immediately prior to a Change of Control or a material change in the Executive’s reporting responsibilities, titles or offices as an executive and as in effect immediately prior to the Change of Control; or
          (v) in connection with, as a result of, or within one year following, a Change of Control, the giving of notice to the Executive that the Term shall not be extended.
     For purposes of this Section 4(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive.
     (d) Termination during a Change in Control Termination Period. For purposes of this Agreement, “Change in Control Termination Period” means the period beginning on the six (6) month anniversary of a Change of Control and ending on the twelve (12) month anniversary of such Change of Control. If the Executive’s employment terminates during a Change in Control Termination Period due to death or Disability, such termination of employment shall be treated as a termination under paragraph (a) next above.
     (e) Retirement. The Executive may voluntarily terminate his employment for Retirement. For purposes of this Agreement, “Retirement” means the Executive’s voluntary termination of employment with the Company or any affiliated company, other than for Good Reason, on or after the Executive’s attainment of age 62 and not becoming employed by any person or entity that is engaged in the same or similar line of business as that of the Company or an affiliated company as determined in the sole and absolute discretion of the Board of Directors of the Company.
     (f) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason or during a Change in Control Termination Period, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 17(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination(as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the

Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
     (g) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, or for Retirement, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Date, as the case may be.
     5. Obligations of the Company upon Termination.
     (a) Termination by the Executive for Good Reason or by the Company Other Than for Cause, Death or Disability. Subject to clause (ix) of this Section 5(a), if, during the Term and/or during a Change in Control Termination Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason the Executive will be entitled to the payments and benefits identified in this Section 5(a).
          (i) The Company shall pay to the Executive, at the times specified in clause (viii), the following amounts:
               (A) the Accrued Obligation;
               (B) the Executive’s Annual Base Salary earned through the Date of Termination for a period following his Separation From Service, to the extent not theretofore paid;
               (C) an amount equal to the product of (x) the Annual Bonus paid or payable to the Executive for the immediately preceding year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; and
               (D) an amount equal to 2.0 multiplied by the sum of (1) the Executive’s Annual Base Salary as in effect immediately prior to such Date of Termination, and (2) the Annual Bonus paid or payable to the Executive for the immediately preceding fiscal year; provided, however, that such amount shall be reduced by the present value (determined as provided in section 280G(d)(4) of the Code) of any other amount of severance relating to salary or bonus continuation, if any, to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company.
          (ii) Any or all Stock Options and shares of restricted stock awarded to the Executive under any plan not previously exercisable and vested shall become fully exercisable and vested.
          (iii) For the remainder of the Term, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs, the

Company shall continue to provide benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(iv) if the Executive’s employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. In the event that the Executive’s participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which he is entitled to receive under such plans and programs. To the extent that the medical or other welfare benefits provided hereunder are taxable to the Executive, the following provisions of this Section 5(a)(iii) shall apply to such benefits. With the exception of any lifetime maximums applicable to medical expenses or medical benefits described in section 105(b) of the Code, the amount of expenses eligible for reimbursement under this Section 5(a)(iii), or in-kind benefits provided, during the Executive’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive. The Executive’s right to reimbursement or in-kind benefits pursuant to this Section 5(a)(iii) shall not be subject to liquidation or exchange for another benefit. To the extent that the payments or reimbursements made pursuant to this Section 5(a)(iii) are taxable to the Executive and are not otherwise exempt from Section 409A, if the Executive is a Specified Employee, any amounts to which the Executive would otherwise be entitled under this Section 5(a)(iii) during the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months following the date of his Separation From Service.
          (iv) In addition to the benefits to which the Executive is entitled under any retirement plans or programs in which the Executive participates or any successor plans or programs in effect on the Date of Termination, the Company shall pay the Executive in one sum in cash at the time specified in Section 5(a)(viii), an amount equal to the undiscounted value of the employer contributions or credits the Company would have made to the Company 401(k) Plan and the Executive Deferred Compensation Plan (including but not limited to matching and base contributions, and not including elective deferrals by the Executive) on behalf of the Executive had the Executive continued in the employ of the Company for a period of two years after the Employment Termination Date, assuming for this purpose that (i) the Executive’s earned compensation per year during that two year period of time was the Executive’s Annual Base Salary in effect on the Date of Termination; (ii) the Executive had, during such two year period, made the maximum elective deferrals permitted under the Company 401(k) Plan, and the contribution, deferral, credit and accrual percentages made under the Executive Deferred Compensation Plan, by and on behalf of the Executive during the two year period, were the same percentages in effect on the date of the Change of Control or the Date of Termination, whichever is more favorable for the Executive; and (iii) the amounts of any legal limitations on benefits (such as section 401(a)(17) of the Code) are the same amounts as are in effect under the Code on the Date of Termination.

          (v) For a period of six (6) months after the Date of Termination, the Company shall promptly reimburse the Executive for reasonable expenses incurred for outplacement services and/or counseling.
          (vi) The Executive shall not be permitted to specify the taxable year in which a payment described in this Section 5(a) shall be made to him.
          (vii) Subject to the provisions of Section 6, the Company shall pay or cause to be paid to the Executive and/or the Executive’s family the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements.
          (viii) The Company shall pay the Executive the amounts specified in Section 5(a)(i)(A) within thirty (30) days after the Date of Termination. The Company shall pay or provide to the Executive the amounts or benefits specified in Section 5(a)(i)(B), Section 5(a)(i)(C), Section 5(a)(i)(D) and Section 5(a)(iv) 30 days following the date of the Executive’s Separation From Service if he is not a Specified Employee or on the date that is six months following the date of his Separation From Service if he is a Specified Employee. Notwithstanding the foregoing, to the extent that the Executive elected under the Nonqualified Excess Plan of GM Offshore, Inc. or any successor plan (the “Deferred Compensation Plan”) to defer the payment of all or a portion of the amounts specified in Sections 5(a)(i)(A) and/or 5(a)(i)(B), such applicable amount shall be paid at the time and the form specified in the Deferred Compensation Plan and the Executive’s deferral election.
          (ix) Notwithstanding anything to the contrary contained herein, except for the payments and benefits provided for in Sections 5(a)(i)(A) and 5(a)(i)(B), no payments or benefits identified in this Section 5(a) will be paid or made available to the Executive unless the Executive executes and delivers to the Company a comprehensive release and waiver agreement in substantially the same form as that attached hereto as Exhibit A (the “Release”) by the deadline established by the Company and the Executive does not revoke the Release.
     (b) Termination upon Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Term, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of the Accrued Obligation (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination) and (ii) the timely payment or provision of any and all Benefit Obligation, which under their terms are available in the event of death.
     (c) Termination upon Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Term, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of the Accrued Obligation (which shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination) and (ii) the timely payment or provision of any and all Benefit Obligation, which under their terms are available in the event of a Disability.

     (d) Termination for Retirement. Subject to clause (iv) of this Section 5(d), if the Executive’s employment is terminated by reason of Retirement during the Term, the Executive shall be entitled to the payments and benefits identified in this Section 5(d).
          (i) The Company shall pay to the Executive, at the times specified in clause (iii), the following amounts:
               (A) the Accrued Obligation;
               (B) the Executive’s Annual Base Salary earned through the Date of Termination for a period following his Separation From Service, to the extent not theretofore paid.
          (ii) Until the Executive becomes eligible for Medicare, provided that the Executive’s continued participation is possible under the general terms and provisions of the Company’s medical plans and programs, the Company shall continue to provide medical benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not terminated; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical benefits under another employer-provided plan, the medical benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. In the event that the Executive’s participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which he is entitled to receive under such plans and programs. To the extent that the medical or other welfare benefits provided hereunder are taxable to the Executive, the following provisions of this Section 5(d)(iii) shall apply to such benefits. With the exception of any lifetime maximums applicable to medical expenses or medical benefits described in section 105(b) of the Code, the amount of expenses eligible for reimbursement under this Section 5(d)(iii), or in-kind benefits provided, during the Executive’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive. The Executive’s right to reimbursement or in-kind benefits pursuant to this Section 5(d)(iii) shall not be subject to liquidation or exchange for another benefit. To the extent that the payments or reimbursements made pursuant to this Section 5(d)(iii) are taxable to the Executive and are not otherwise exempt from Section 409A, if the Executive is a Specified Employee, any amounts to which the Executive would otherwise be entitled under this Section 5(d)(iii) during the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months following the date of his Separation From Service.
          (iii) The Company shall pay the Executive the amounts specified in Section 5(d)(i)(A) within thirty (30) days after the Date of Termination. The Company shall pay or provide to the Executive the amounts or benefits specified in Section 5(d)(i)(B) 30 days following the date of the Executive’s Separation From Service if he is not a Specified Employee or on the date that is six months following the date of his Separation From Service if he is a Specified Employee. Notwithstanding the foregoing, to the extent that the Executive elected under the Deferred Compensation Plan to defer the payment of all or a portion of the amounts specified in Sections 5(d)(i)(A) and/or 5(d)(i)(B), such applicable amount shall be paid at the time and the form specified in the Deferred Compensation Plan and the Executive’s deferral election.
          (v) Notwithstanding anything to the contrary contained herein, except for the payments and benefits provided for in Sections 5(d)(i)(A) and 5(d)(i)(B), no payments or benefits identified in this Section 5(d) shall be paid or made available to the Executive unless the Executive executes and delivers to the Company the Release by the deadline established by the Company and the Executive does not revoke the Release.
     (e) Termination by Company for Cause or by Executive Other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause during the Term, this Agreement shall terminate without further obligations to the Executive other than for (i) payment of the Accrued Obligation (which shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination and (ii) the timely payment or provision of any and all Benefit Obligation, which under their terms are available in the event of death. If the Executive terminates employment during the Term, excluding a termination for Good Reason or Retirement, this Agreement shall terminate without further obligations to the Executive, other than for payment of the Accrued Obligation and the timely payment or provision of any and all Benefit Obligation. In such case, the Accrued Obligation shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.
     6. Waiver of Rights For Other Severance. The Executive hereby agrees any and all benefits or payments arising out of or relating to any plan, program, policy or practice of or contract or agreement with the Company and its affiliated companies relating to the severance of employment, shall be fully offset against any benefits or payments due and owing hereunder.
     7. Non-Exclusivity of Rights. Nothing herein shall limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
     8. Full Settlement; Resolution of Disputes.
     (a) The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in Section 5, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement). The legal fees or expenses that are subject to reimbursement pursuant to this Section 8(a) shall not be limited as a result of when the fees or expenses are incurred. The amount of legal fees or expenses that is eligible for reimbursement pursuant to this Section 8(a) during a given taxable year of the Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of the Executive. The right to reimbursement pursuant to this Section 8(a) is not subject to liquidation or exchange for another benefit. Any amount to which the Executive is entitled to reimbursement under this Section 8(a) during the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months following the date of his Separation From Service. All reimbursements by the Company under this Section 8(a) shall be paid no later than the earlier of (i) the time periods described above and (ii) the last day of the Executive’s taxable year next following the taxable year in which the expense was incurred.
     (b) If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive’s employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, as the case may be, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 5 as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive and/or the Executive’s family or other beneficiaries, as the case may be, to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.
     9. Certain Additional Payments by the Company.
     (a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution (i) by the Company or any of its affiliates, (ii) by the purchaser in a Change of Control transaction or any of its affiliates, or (iii) under any benefit program or compensation arrangement maintained by the Company or any of its affiliates, or by the purchaser in a Change of Control transaction or any of its affiliates, to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by section 4999 of the Code, or any successor provision thereto, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any Excise Tax imposed upon the Gross-Up Payment, the

Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
     (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent certified public accountants (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. The parties intend and agree that the payment deadlines specified above in this Section 9 are not to be extended as a result of the following sentence which is included solely for the purpose of complying with Section 409A. The Company shall make a payment to reimburse the Executive in an amount equal to all federal, state and local taxes imposed upon the Executive that are described in this Section 9, including the amount of additional taxes imposed upon the Executive due to the Company’s payment of the initial taxes on such amounts, by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes to the taxing authority. Notwithstanding any provision of this Agreement to the contrary, if the Executive is a Specified Employee, any amounts to which the Executive would otherwise be entitled under this Section 9 during the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months following the date of his Separation From Service.
     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
          (i) give the Company any information reasonably requested by the Company relating to such claim,
          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
          (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute and contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. The Company shall not direct the Executive to pay such a claim and sue for a refund if, due to the prohibitions of section 402 of the Sarbanes-Oxley Act of 2002, the Company may not advance the Executive the amount necessary to pay such claim. The costs and expenses that are subject to be paid pursuant to this Section 9(c) shall not be limited as a result of when the costs or expenses are incurred. The amounts of costs or expenses that are eligible for payment pursuant to this Section 9(c) during a given taxable year of the Executive shall not affect the amount of costs or expenses eligible for payment in any other taxable year of the Executive. The right to payment of costs and expenses pursuant to this Section 9(c) is not subject to liquidation or exchange for another benefit. Any payment due under this Section 9(c) to reimburse the Executive for any taxes shall be made to the Executive by the Company by the end of the Executive’s taxable year following the Executive’s taxable year in which the Executive remits the related taxes to the applicable taxing authorities.
     (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall, subject to the Company’s complying with the requirements of Section 9(c), promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     10. Disputed Payments And Failures To Pay. If the Company fails to make a payment under this Agreement in whole or in part as of the payment date specified in this Agreement, either intentionally or unintentionally, other than with the consent of the Executive, the Company shall owe the Executive interest on the delayed payment at the applicable Federal rate provided for in section 7872(f)(2)(A) of the Code if the Executive (i) accepts the portion (if any) of the payment that the Company is willing to make (unless such acceptance will result in a relinquishment of the claim to all or part of the remaining amount) and (ii) makes prompt and reasonable good faith efforts to collect the remaining portion of the payment. Any such interest payments shall become due and payable effective as of the applicable payment date(s) specified in Section 5 with respect to the delinquent payment(s) due under Section 5.
     11. Funding. The Executive shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments which the Company may make to aid it in meeting its obligations under this Agreement. The Executive’s right to receive payments under this Agreement shall be no greater than the right of an unsecured general creditor of the Company.
     12. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this section constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     13. Nonsolicitation; No Tampering. During the Term and, unless the Agreement terminates pursuant to Section 5(a), through the first anniversary of the expiration thereof, the Executive shall not (a) solicit, attempt to solicit, request, induce or attempt to influence any distributor or supplier of goods or services to the Company or its affiliated companies to curtail or cancel any business they may transact with the Company or its affiliated companies; (b) solicit, attempt to sell to, request, induce or attempt to influence any customers of the Company or its affiliated companies or potential customers which have been in contact with the Company or its affiliated companies to curtail or cancel any business they may transact with any member of the Company or its affiliated companies; or (c) solicit, attempt to solicit, request, induce or attempt to influence any employee of the Company or its affiliated companies to terminate his or her employment with the Company or its affiliated companies.
     14. Remedies. The Executive acknowledges that a remedy at law for any breach or attempted breach of the Executive’s obligations under Sections 12 and 13 may be inadequate, agrees that the Company may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The Company shall have the right to offset against amounts paid to the Executive pursuant to the terms hereof any amounts from time to time owing by the Executive to the Company. The termination of the Agreement shall not be deemed a waiver by the Company of any breach by the Executive of this Agreement or any other obligation owed the Company, and notwithstanding such a termination the Executive shall be liable for all damages attributable to such a breach.
     15. Compliance With Section 409A. It is intended that this Agreement shall comply with Section 409A. The provisions of this Agreement shall be interpreted and administered in a manner that complies with Section 409A.
     16. Successors and Assigns.
     (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     17. Miscellaneous.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Quintin V. Kneen 402 Cherry Springs Lane Spring, Texas 77373

If to the Company	GulfMark Americas, Inc. 10111 Richmond Ave., Suite 340 Houston, Texas 77042
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c)(i)-(iii) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

*      *      *
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Executive:

Quintin V. Kneen

Company: GULFMARK AMERICAS, INC.

By:

Title:

     The undersigned executes this Agreement to evidence its agreement to guarantee to the Executive the prompt payment and the prompt performance when due of all obligations and liabilities of the Company to the Executive arising out of or pursuant to this Agreement, in which event the undersigned shall have all of the rights of the Company described in this Agreement.

GULFMARK OFFSHORE, INC.
By:
Chairman of the Board